Exhibit (12)

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Matthews Asia Funds

Four Embarcadero Center, Suite 550

San Francisco, California 94111

The Japan Fund

a series of Nomura Partners Funds, Inc.

4 Copley Place, 5th Floor

Boston, MA 02116

Re:	Reorganization of The Japan Fund, a series of Nomura Partners Funds, Inc. into the Matthews Japan Fund, a series of the Matthews International Funds

Ladies and Gentlemen:

We have acted as counsel to the Matthews International Funds (the “Trust”), , a Delaware statutory trust doing business as Matthews Asia Funds, on behalf of its series, Matthews Japan Fund (the “Acquiring Fund”), in connection with the reorganization of The Japan Fund (the “Target Fund”), a series of Nomura Partners Funds, Inc., a Maryland corporation, into the Acquiring Fund, in accordance with an Agreement and Plan of Reorganization (the “Plan”) dated as of [ ], 2014. Pursuant to the Plan, and in accordance with the Prospectus/Proxy Statement on Form N-14, (the “Registration Statement”) as filed with the Securities and Exchange Commission on [ ], of the Acquiring Fund (Registration No. 333-__________) the reorganization will consist of (i) the transfer of all of the assets of the Target Fund to the Acquiring Fund in exchange for Investor Class shares and Institutional Class shares of beneficial interest, par value per share $0.001, of the Acquiring Fund (the “Acquiring Fund Shares”), (ii) the assumption by the Acquiring Fund of all of the specified liabilities of the Target Fund, and (iii) the distribution, after the Closing Date of the Acquiring Fund Shares, pro rata to the shareholders of the specified class of shares of the Target Fund, and the termination, dissolution and complete liquidation of the Target Fund, as provided and all upon the terms and conditions set forth in the Plan (the “Reorganization”). This opinion is furnished to your pursuant to section 8.4 of the Plan.

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Trust and the Acquiring Fund in connection with the Reorganization. For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	the Registration Statement;

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(c)	such other instruments and documents related to the formation, organization and operation of the Target Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)	the certificates attached to this opinion as Exhibit A.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.	That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be on or prior to the Closing Date) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

2.	That all representations, warranties and statements made or agreed to by the Acquiring Fund and the Target Fund, and their management, employees, officers, directors and shareholders thereof in connection with the Reorganization, including but not limited to those set forth in the Plan (including the exhibits) and the certificates attached as Exhibit A are true and accurate at all relevant times; that all covenants contained in such documents are performed without waiver or breach of any material provision thereof; and that all individuals executing such documents, certificates, and instruments have the legal capacity to sign such documents on behalf of the respective fund.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

(1) The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring Fund will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

(2) No gain or loss will be recognized by the Target Fund (i) upon the transfer of its assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Target Fund or (ii) upon the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in liquidation, as contemplated in Section 1 hereof, except for (A) any gain or loss recognized on (1) “Section 1256 contracts” as defined in Section 1256(b) of the Code or (2) stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code for which a mark-to-market election has been made under Section 1296(a) of the Code, and (B) any other gain or loss required to be recognized by reason of the reorganization (1) as a result of the closing of the tax year of the Target Fund, (2) upon the termination of a position, or (3) upon the transfer of such asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code;

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(3) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets transferred to it pursuant to this Agreement in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Target Fund;

(4) The tax basis in the hands of the Acquiring Fund of the assets of the Target Fund transferred to the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Target Fund immediately before the transfer, adjusted for any gain or loss required to be recognized as described in (2) above;

(5) The Acquiring Fund’s holding periods with respect to the assets it receives from the Target Fund, will include the respective periods for which the assets were held or treated for federal income tax purposes as being held by the Target Fund;

(6) Target Fund shareholders will recognize no gain or loss on the distribution of Acquiring Fund Shares to them in exchange for their Target Fund Shares;

(7) The aggregate tax basis of the Acquiring Fund Shares that a Target Fund shareholder receives in connection with the transactions contemplated by this Agreement will be the same as the aggregate tax basis of Target Fund Shares exchanged therefor;

(8) A Target Fund shareholder’s holding period for the Acquiring Fund Shares received pursuant to this Agreement will include the shareholder’s holding period of the Target Fund Shares exchanged therefor, provided that the shareholder held Target Fund Shares as a capital asset on the date of the exchange; and

(9) The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

No opinion will be expressed as to the effect of the Reorganization on (i) the Target Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (ii) any Target Fund Shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting, (iii) any gain or loss that may be recognized on “section 1256 contracts” as defined in section 1256(b) of the Code as a result of the closing of the tax year of the Target Fund, or (iv) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of the Target Fund. Further, no opinion will be expressed as to the effect of the Reorganizations on (i) the taxable year of any shareholder of the Target Fund, (ii) the Target Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code for which a mark-to-market election has been made under section 1296(a) of the Code, or personal holding company as defined in Section 542 of the Code, or (iii) any shares held as a result of or attributable to compensation for services by any person.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization. We do not express any opinion concerning any laws of states or jurisdictions other than the federal law of the United States of America. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinion expressed herein under conflicts of laws principles or otherwise. In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may not be relied upon except by the Acquiring Fund and the Target Fund and their shareholders with respect to the consequences specifically discussed herein.

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This opinion addresses only the tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder in light of its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan or to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof.

To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

This opinion represents our judgment as to the federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you for the purposes set forth in section 8.4 of the Plan and is solely for your benefit. We consent to the filing of this opinion with and as part of the Registration Statement. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

Very truly yours,

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Exhibit A